FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

AND WAIVER OF DEFAULTS

THIS FIRST AMENDMENT (this "Amendment"), dated as of December 27, 2011, is entered into by and among GOOD TIMES RESTAURANTS INC., a Nevada corporation ("GTR"), and GOOD TIMES DRIVE THRU INC., a Colorado corporation ("GTDT" and, together, with GTR, "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower and Bank are parties to an Amended and Restated Credit Agreement dated December 13, 2010 (as amended from time to time, the "Credit Agreement").  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

Borrower has requested that certain amendments be made to the Credit Agreement, which Bank is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                  Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.                  Article I is hereby amended by adding a new Section 1.5 to read in its entirety as follows:

"SECTION 1.5   MANDATORY PREPAYMENTS.

(a)        On or before December 30, 2011, Borrower shall prepay the Term Loan without penalty in an amount not less than $100,000, which prepayment shall be applied to reduce the unpaid principal of the Term Loan and shall be applied on the most remote principal installment or installments of the Term Loan then unpaid.  If Borrower sells its property, and the leasehold interest in the restaurant, located at 8234 S. Kipling Parkway in Littleton, Colorado on or before December 30, 2011, then upon receipt of such $100,000 prepayment on or before December 30, 2011, Bank shall release, terminate and satisfy its security interest in the property located at 8234 S. Kipling Parkway in Littleton, Colorado.

(b)        Borrower shall prepay the Term Loan without penalty, together with any amounts due to Bank under any interest rate swap agreement between Borrower and Bank, in an amount equal to the net proceeds from any sale of any stock or other equity interest in Borrower, which proceeds shall be paid directly to Bank.  Each such prepayment of the Term Loan (i) shall be due and payable immediately upon such sale of any stock or other equity interest in Borrower and (ii) shall be applied to reduce the unpaid principal of the Term Loan and shall be applied on the most remote principal installment or installments of the Term Loan then unpaid.

(c)        Borrower's prepayment obligations set forth in this Section 1.5 shall be without prejudice to Borrower's obligations under any interest rate swap agreement between Borrower and Bank, which shall remain in full force and effect subject to the terms of such interest rate swap agreement (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise."

3.                  Sections 4.9(a), 4.9(b) and 4.9(c) are hereby amended and restated to read in their entirety as follows:

"(a)      Net Worth not less than $2,500,000 at any time on or after December 31, 2012, with "Net Worth" defined as the aggregate of total stockholders' equity plus debt subject to a subordination agreement in favor of and acceptable to Bank, less any intangible assets, all determined for GTR on a consolidated basis.

(b)        Total Liabilities divided by Tangible Net Worth not greater than 3.0 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less debt subject to a subordination agreement in favor of and acceptable to Bank, and with "Tangible Net Worth" as defined above, all determined for GTR on a consolidated basis.

(c)        EBITDA Coverage Ratio not less than (i) 0.30 to 1.00 as of the end of the fiscal quarter ending June 30, 2012, (ii) 0.70 to 1.00 as of the end of the fiscal quarter ending September 30, 2012, and (iii) 0.90 to 1.00 as of the end of each fiscal quarter thereafter, determined on a rolling 4-quarter basis with "EBITDA" defined as net profit before tax plus interest expense payable in cash (net of capitalized interest expense), depreciation expense and amortization expense, less dividends, with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense payable in cash plus the prior period current maturity of long-term debt (but specifically excluding any prepayments required by Section 1.5 above) and the prior period current maturity of debt subject to a subordination agreement in favor of and acceptable to Bank, all determined for GTR on a consolidated basis."

4.                  Section 6.1(d) is hereby amended and restated to read in its entirety as follows:

"(d)      Any default in the payment or performance of any obligation greater than $50,000 (including without limitation Borrower's indebtedness and obligations owing to PFGI II, LLC), or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank."

5.                  No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

6.                  Landlord's Disclaimers.  Borrower and Bank hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Loan Agreement or any other Loan Document, Borrower shall not be required to deliver to Bank a landlord's disclaimer and consent or a recordable memorandum related thereto, from any of the following landlords:  Reliable Investment Company, LLP (Store # 103), DOUBLE RTJ, LTD., LLLP (Store #140), and Michelle Jury Habing and Mark Jury (Store # 154).

7.                  Swap Agreement.  Borrower acknowledges and agrees that it is also obligated to Bank pursuant to that certain interest rate swap transaction ("Swap") with Bank with reference no. 179771 evidenced by an ISDA Master Agreement and Confirmation (the "Swap Agreement").  Borrower acknowledges and agrees that (a) it will modify the terms of the Swap so that the notional amount of such Swap matches the principal balance of Borrower's Second Amended and Restated Term Note, (b) it shall execute and deliver to Bank, on or before January 4, 2012, all documentation required by Bank to modify the terms of such Swap all in form and substance acceptable to Bank in its sole discretion, (c) it shall pay any amounts due under the Swap Agreement in connection with such modifications of the Swap and (d) its failure to do so shall constitute an Event of Default under the Credit Agreement.

8.                  Waiver of Defaults.  Borrower is in default of the following provisions of the Credit Agreement (collectively, the "Existing Defaults"):

Section/Covenant	Required Performance	Actual Performance
Section 4.9(a) Net Worth

Maintain Net Worth not less than $2,500,000 at any time, with "Net Worth" defined as the aggregate of total stockholders' equity plus debt subject to a subordination agreement in favor of and acceptable to Bank, less any intangible assets, all determined for GTDT on a consolidated basis

Borrower's Net Worth as of October 31, 2011, was $2,464,000
Section 4.12 Landlord's Disclaimers

Deliver to Bank, on or before March 31, 2011, a landlord's disclaimer and consent and a recordable memorandum related thereto, each fully executed (and notarized if requested by Bank), by each of the following landlords or their successors or assigns:  Reliable Investment Company, LLP (Store # 103), DOUBLE RTJ, LTD., LLLP (Store #140), and Michelle Jury Habing and Mark Jury (Store # 154)

Borrower has not delivered the required landlord documents to Bank

Upon the terms and subject to the conditions set forth in this Amendment, Bank hereby waives the Existing Defaults.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Borrower to any other or further waiver in any similar or other circumstances.

9.                  Unpaid Legal Expenses.  Borrower shall pay to Bank as of the date hereof the sum of $8,500 in consideration of Bank's unpaid legal expenses to date.

10.              Conditions Precedent.  This Amendment, and the waiver set forth in Paragraph 8 hereof, shall not be effective until Bank has received an executed original hereof, together with each of the following, each in substance and form acceptable to Bank in its sole discretion:

(a)                Prepayment of the Term Loan, on or before December 30, 2011, in an amount not less than $100,000, which prepayment shall be applied to reduce the unpaid principal of the Term Loan and shall be applied on the most remote principal installment or installments of the Term Loan then unpaid.

(b)               The Second Amended and Restated Term Note, duly executed on behalf of Borrower.

(c)                The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(d)               A Certificate of the Secretary of each of GTDT and GTR certifying as to (i) the resolutions of the board of directors of GTDT and GTR approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of GTDT and GTR, which were certified and delivered to Bank pursuant to the Corporate Resolution: Borrowing of each, each dated as of December 13, 2010, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of GTDT and GTR who have been certified to Bank as being authorized to sign and to act on behalf of GTDT and GTR continue to be so authorized or setting forth the sample signatures of each of the officers and agents of GTDT and GTR authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of GTDT and GTR.

(e)                Payment of $8,500 in respect of Bank's unpaid legal expenses to date.

(f)                Such other matters as Bank may require.

11.              Representations and Warranties.  Borrower hereby represents and warrants to Bank as follows:

(a)                Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

(b)               The execution, delivery and performance by Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all

(c)                necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the articles of incorporation or by-laws of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(d)               All of the representations and warranties contained in Article II of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12.              References.  All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in any other document, instrument or agreement to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

13.              No Other Waiver.  Except as otherwise provided in Paragraph 8 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any of the other Loan Documents or any other document, instrument or agreement held by Bank, whether or not known to Bank and whether or not existing on the date of this Amendment.

14.              Release.  Each of GTDT and GTR, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Bank, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which GTDT, GTR or any Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

15.              Costs and Expenses.  Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Bank on demand for all costs and expenses incurred by Bank in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to Bank for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

16.              Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and

17.              delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GOOD TIMES RESTAURANTS INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Boyd E. Hoback	By: Nick Brokke
Name: Boyd E. Hoback	Name: Nick Brokke
Title: President	Title: Assistant Vice President

GOOD TIMES DRIVE THRU INC.
By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback
Title: President

Signature Page to

First Amendment to Amended and Restated Credit Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of GOOD TIMES RESTAURANTS INC., a Nevada corporation ("GTR"), and GOOD TIMES DRIVE THRU INC., a Colorado corporation ("GTDT" and, together, with GTR, "Borrower"), to Wells Fargo Bank, National Association ("Bank"), pursuant to the separate Guaranty of each dated December 13, 2010 (each, a "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 14 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Bank pursuant to the terms of its Guaranty; and (iv) acknowledges that Bank may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of GTDT or GTR, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of Borrower's present and future indebtedness to Bank.

GOOD TIMES RESTAURANTS INC.	GOOD TIMES DRIVE THRU INC.
By: /s/ Boyd E. Hoback	By: /s/ Boyd E. Hoback
Name: Boyd E. Hoback	Name: Boyd E. Hoback
Title: President	Title: President

Signature Page to

Acknowledgment and Agreement of Guarantors